UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HEAT BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2844103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

627 Davis Drive, Suite 400 Morrisville, North Carolina 27560 (919) 240-7133
(Address of principal executive offices) (Zip Code)

Securities to be registered to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, par value $0.0002 per share	NYSE American LLC

Common Stock Purchase Rights	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Heat Biologics, Inc., a Delaware corporation, with the Securities and Exchange Commission (the “Commission”) in connection with the registration of: (i) its common stock, par value $0.0002 per share, under Section 12(b) of the Securities Exchange Act of 1934, as amended, and (ii) common stock purchase rights, and the transfer of the listing of its common stock from the NASDAQ Stock Market to the NYSE American LLC.

Item 1.	Description of Registrant’s Securities to Be Registered.

A description of: (i) the common stock, par value $0.0002 per share (the “Common Stock”), of Heat Biologics, Inc., a Delaware corporation (the “Registrant”), and (ii) common stock purchase rights, to be registered hereunder is set forth under Exhibit 4.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission March 25, 2021 (File No. 001-35994), and is hereby incorporated herein by reference.

On March 11, 2018, the Company’s board of directors declared a dividend of one common stock purchase right (a “Right”) for each outstanding share of Common Stock. The dividend was initially paid on March 23, 2018 (the “Record Date”) to the stockholders of record at the close of business on that date.  Each Right initially entitles the registered holder to purchase from us one share of Common Stock at a price set forth therein (the “Purchase Price”), subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 11, 2018, as amended by Amendment No. 1 thereto dated March 8, 2019, Amendment No. 2 thereto dated March 10, 2020, and Amendment No. 3 thereto dated March 8, 2021, as the same may be further amended from time to time (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

A copy of the Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Right Certificate and as Exhibit B the form of the Summary of Rights to Purchase Common Stock, is included with this Form 8-A as Exhibit 4.1 and is incorporated by reference herein. Amendment No. 1 is filed as Exhibit 4.2, Amendment No. 2 is filed as Exhibit 4.3 and Amendment No. 3 is filed as Exhibit 4.4 to this Form 8-A and each is incorporated by reference herein.  The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 4.1, 4.2, 4.3 and 4.4.

Item 2.   Exhibits.

Exhibit Number	Description
4.1	Rights Agreement, dated as of March 11, 2018, between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A - Form of Right Certificate; Exhibit B - Summary of Rights to Purchase Shares of Common Stock of Heat Biologics, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Heat Biologics, Inc. with the Securities and Exchange Commission on March 12, 2018 (File No. 001-35994))
4.2	Amendment No. 1 to the Rights Agreement dated as of March 8, 2019 to the Rights Agreement dated March 11, 2018 by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2019 (File No. 001-35994))
4.3	Amendment No. 2 to the Rights Agreement dated as of March 10, 2020 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 13, 2020 (File No. 001-35994))
4.4	Amendment No. 3 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, and Amendment No. 2 thereto, dated March 10, 2020, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2021 (File No. 001-35994))

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HEAT BIOLOGICS, INC.

Date: February 4, 2022	By:	/s/ Jeffrey Wolf
Name: Jeffrey Wolf
Title: Chairman, President and Chief Executive Officer